EXHIBIT 99.1

NEWS RELEASE for November 3, 2004 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS THIRD QUARTER, NINE-MONTH RESULTS

Records Fourth Consecutive Profitable Quarter

DEARBORN, MI (November 3, 2004) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported continued improvement in bottom-line results for the third quarter and nine months ended September 30, 2004, when compared with the prior year periods, recording its fourth consecutive quarter of profitability. President and Chief Executive Officer Daniel R. Coker said the 2004 third quarter was also marked by renewed progress in penetrating additional future vehicle model programs for the Company’s patented Climate Control Seat™ (CCS™) system and expanding its BSST subsidiary’s strategic relationships to apply its high efficiency and environmentally friendly thermoelectric device (TED) technology in a range of future non-automotive heating and cooling products.

For the 2004 third quarter, revenues were $7.3 million and net income was $206,000, or $0.01 per fully diluted share. This compares with revenues for the third quarter of 2003 of $9.2 million and a net loss of $146,000, or a fully diluted loss of $0.01 per share. Last year’s third quarter results included shipments of a large number of CCS systems to General Motors and its seat manufacturers, which were needed to meet the “system fill” inventory requirements for the introduction of CCS in the initial launch of the Cadillac Sedan DeVille and the Cadillac Escalade ESV. There were no such shipments to support the introduction of CCS in new vehicles in the 2004 third quarter and several car manufacturers drastically reduced their production schedules in this period as they adjusted their inventories to match the lower market demand for new vehicles in 2004.

The lower revenues recorded in this year’s third quarter, when compared with the third quarter of last year, were also due in large measure to the industry-wide decline in sales of certain high-end vehicles, including SUVs (Sport Utility Vehicles) and selected luxury vehicles, which impacted the sales of several vehicles offering CCS. “Even though industry sales are generally soft,” Coker said, “automotive manufacturers and consumers continue to select CCS for their vehicles and we continue to be successful in expanding our presence in the worldwide automotive market.”

Gross margin as a percentage of revenue for this year’s third quarter rose to 26.5 percent, up from 19.5 percent for the prior year period, reflecting improved product mix and the continued impact of cost reduction activities. The 2004 third quarter results included approximately $46,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers.

For the first nine months of 2004, revenues increased 24 percent to $24.9 million, up from $20.1 million for the year-earlier period. Net income for the first nine months improved to $802,000, or

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AMERIGON REPORTS THIRD QUARTER, NINE-MONTH RESULTS

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$0.04 per fully diluted share, compared to a net loss of $1.7 million, or a $0.15 fully diluted loss per share in the prior year period. Gross margin as a percentage of revenue for the first nine months of 2004 rose to 25.2 percent, up from 21.2 percent for the prior year period. Results for this year’s first nine months included $182,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers compared to $349,000 for the year-earlier period.

“Improving our gross margins and achieving our fourth consecutive quarter of profitability in spite of the slowdown in sales throughout the worldwide automotive industry is strong evidence of the continuing appeal of CCS and our ability to respond to changing market conditions by keeping our costs in line and prudently managing our resources,” Coker said.

“We believe the softness in vehicle sales will continue throughout the automotive industry for the balance of this year,” Coker added. “As a result, we expect that 2004 growth in CCS unit volume and revenue will be in the 10 percent range over 2003. At these levels, we believe we can be profitable for the full year.”

Selling, general and administrative (SG&A) expenses decreased by seven percent in this year’s third quarter and increased by three percent for the nine months to $1.3 million and $3.9 million, respectively, compared with the prior year periods. The decrease for the third quarter reflected lower costs for the Value Participation Agreement with Ford Motor Company and preproduction costs incurred in the prior year. The increase for the nine months reflects an increase in headcount earlier this year to support new vehicle model programs for North America and Europe.

Research and development expenses for the third quarter and nine months of this year decreased 10 percent and 23 percent, respectively, to $542,000 and $1.7 million from comparable periods in the prior year. This decrease was due primarily to lower prototype costs associated with the Company’s next generation CCS system, MTM™, which was launched in the latter part of 2003 and to customer funding received by Amerigon’s subsidiary, BSST. This customer support sustains BSST’s development of advanced thermoelectric technology and reduces significantly the Amerigon financial support required.

The September 30, 2004 balance sheet showed cash and cash equivalents of $6.2 million, total assets of $16.1 million, shareholder equity of $10.0 million and no bank debt.

Late in this year’s third quarter BSST signed an agreement with Carrier Corporation, a subsidiary of United Technologies Corporation, and United Technologies Research Center (UTRC), the central research unit of United Technologies Corporation, to explore the specific application of thermoelectrics to heating, refrigeration and air conditioning systems for residential, commercial and aerospace applications. Under the terms of the development agreement, Carrier-UTRC will endeavor to apply BSST’s breakthrough technology, which doubles the efficiency of TED-based products, to its own world-leading capabilities in residential and commercial heating and air conditioning systems, commercial drying and cooking devices, and aerospace systems.

The Company announced earlier today that BSST signed a similar agreement with Visteon reflecting continued progress since the previous non-binding agreement was signed between the two companies last year.

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Amerigon Chairman Oscar (Bud) Marx commented, “The agreement with Carrier combined with the formalization of the Visteon agreement to develop environmentally friendly heating and cooling products for the automotive industry means that the we are now working with the world’s premier companies in their respective fields to apply BSST’s advanced TED technology in the development of a full range of stationary and mobile air conditioning and heating products.”

There are currently 15 vehicle lines from five major automotive manufacturers offering CCS. The vehicle lines currently offering CCS are Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 luxury sports sedan, Ford Expedition SUV Eddie Bauer edition, Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac Sedan Deville, Hyundai Equus luxury sedan, Nissan Cima luxury sedan, and Nissan Gloria mid-sized sedan.

Change in Reporting to Comply with Emerging Issues Task Force 03-06 “Participating Securities and the Two-Class Method under FASB Statement No. 128” (EITF 03-06)

Basic earnings per share for the Company’s Common Stock and Convertible Preferred Stock for the third quarter and first nine months of this year have been presented in the attached Consolidated Statement of Operations in accordance with EITF 03-06, which was effective for all periods beginning after March 31, 2004. Basic earnings per share for the Company’s Common Stock and Convertible Preferred Stock for the second quarter and first six months of this year were not presented in accordance with this guidance. The Company will be filing an amended Form 10Q for the second quarter and six months ended June 30, 2004, to report basic earnings per share to comply with EITF 03-06, which will have no effect on the previously reported net income or fully diluted earnings per share for those periods. For the 2004 second quarter, the basic earnings per share for Common Stock remains unchanged at $0.02 per share and the basic earnings per share for Convertible Preferred Stock is $0.02. For the six months ended June 30, 2004, the basic earnings per share for Common Stock is changed to $0.03 from the previously reported $0.05 per share and the basic earnings per share for Convertible Preferred Stock is $0.03.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EST (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed at www.amerigon.com and www.viavid.net.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several customers to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-QSB for the period ending September 30, 2004 and its Form 10-K for the year ended December 31, 2003.

TABLES FOLLOW

AMERIGON REPORTS THIRD QUARTER, NINE-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Product revenues	$7,331	$9,210	$24,922	$20,100
Cost of sales	5,387	7,414	18,654	15,831

Gross margin	1,944	1,796	6,268	4,269

Operating costs and expenses:
Research and development	542	602	1,725	2,231
Selling, general and administrative	1,284	1,387	3,936	3,817

Total operating costs and expenses	1,826	1,989	5,661	6,048

Operating income (loss)	118	(193)	607	(1,779)

Interest income	19	—	26	—
Interest expense	—	(9)	—	(62)
Other income	69	56	169	161

Net income (loss)	$206	$(146)	$802	$(1,680)

Basic earnings (loss) per share – Common Stock	$0.01	$(0.01)	$0.04	$(0.15)

Basic earnings (loss) per share – Convertible Preferred Stock	$0.01	$—	$0.04	$—

Diluted earnings (loss) per share	$0.01	$(0.01)	$0.04	$(0.15)

Weighted average number of shares – basic
Common Stock	14,225	12,064	13,115	11,212

Convertible Preferred Stock (as converted)	5,373	5,373	5,373	5,373

Weighted average number of shares – diluted	15,405	12,064	14,432	11,212

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash & cash equivalents	$6,227	$844
Accounts receivable, less allowance of $56 and $56, respectively	5,613	5,882
Inventory	2,247	2,498
Prepaid expenses and other assets	285	224

Total current assets	14,372	9,448
Property and equipment, net	1,343	1,300
Deferred exclusivity fee	73	293
Patent costs, net of accumulated amortization of $5 and $4, respectively	270	193

Total assets	$16,058	$11,234

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,583	$4,258
Accrued liabilities	1,170	868
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	4,953	5,326
Deferred manufacturing agreement – long term portion	1,100	1,250
Minority interest in subsidiary	—	19

Total liabilities	6,053	6,595

Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at September 30, 2004 and December 31, 2003; liquidation preference of $11,520 at September 30, 2004 and December 31, 2003.	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 14,692,001 and 12,411,000 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	51,300	46,758
Paid-in capital	20,202	20,180
Accumulated deficit	(69,764)	(70,566)

Total shareholders’ equity	10,005	4,639

Total liabilities and shareholders’ equity	$16,058	$11,234

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